[LETTERHEAD OF HALE AND DORR LLP]

EXHIBIT 5.1

April 15, 2004

Cytogen Corporation

650 College Road East

CN 5308, Suite 3100

Princeton, New Jersey 08540

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

This opinion is furnished to you in connection with a Registration Statement on Form S-3 (File No. 333-110040) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of $60,000,000 in shares of Common Stock, $.01 par value per share (“Common Stock”), of Cytogen Corporation, a Delaware corporation (the “Company”).

$25,957,000 of such shares of Common Stock (the “Shares”) are to be sold by the Company pursuant to a placement agency agreement (the “Placement Agency Agreement”) to be entered into by and among the Company, CIBC World Markets Corp., JMP Securities LLC and ThinkEquity Partners LLC, the form of which has been filed as Exhibit 1.1 to the Company’s Current Report on Form 8-K filed with the Commission on April 15, 2004.

We are acting as counsel for the Company in connection with the issue and sale by the Company of the Shares. We have examined signed copies of the Registration Statement and Prospectus Supplement No. 2 which supplements the Registration Statement, each as filed with the Commission. We have also examined and relied upon the Placement Agency Agreement, minutes of meetings of the Board of Directors of the Company as provided to us by the Company, stock record books of the Company as provided to us by the Company, the Certificate of Incorporation and By-Laws of the Company, each as restated and/or amended to date, and such other documents as we have deemed necessary for purposes of rendering the opinions hereinafter set forth.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.

April 15, 2004

We express no opinion herein as to the laws of any state or jurisdiction other than the state laws of the State of New Jersey, the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized for issuance and, when the Shares are issued and paid for in accordance with the terms and conditions of the Placement Agency Agreement, the Shares will be validly issued, fully paid and nonassessable.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of our name therein and in the related Prospectus under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/    HALE AND DORR LLP